AMENDED SCHEDULE A

THIS AMENDED SCHEDULE A, dated October 1, 2016, to the Amended and Restated Participation Agreement, dated June 20, 2005, is made between Horace Mann Life Insurance Company (the “Company”), and Wilshire Variable Insurance Trust. Below is a list of each separate account of the Company on whose behalf the Company may purchases shares in the Portfolios to fund the Contracts.

SEPARATE ACCOUNTS

Horace Mann Life Insurance Company Separate Account
Horace Mann Life Insurance Company 40l(k) Separate Account
Horace Mann Life Insurance Group Annuity Separate Account
 Horace Mann Life Insurance Company Qualified Group Annuity Separate Account

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the day and year first written above.

	HORACE MANN LIFE INSURANCE COMPANY		WILSHIRE VARIABLE INSURANCE TRUST

By:	/s/ Mathew P. Sharpe	By:	/s/ Jason Schwarz
Name:	Mathew P. Sharpe	Name:	Jason Schwarz
Title:	Executive Vice President	Title:	President